FIRST ADDENDUM
                                       TO
                               SECOND AMENDED AND
                            RESTATED CREDIT AGREEMENT

THIS FIRST ADDENDUM to Second Amended and Restated Credit Agreement ("First Addendum") is made as of the 28th day of June, 2002 by Wells Fargo Bank, National Association, successor-in-interest to Wells Fargo Bank Iowa, National Association (the "Bank") and Patient Infosystems, Inc. (the "Borrower").

Recitals:

A. Wells Fargo Bank Iowa, National Association and the Borrower entered into a Second Amended and Restated Credit Agreement, with an Effective Date of March 28, 2002 ("Credit Agreement") pursuant to which the Bank made available to the Borrower a $2,500,000 revolving line of credit. Borrowings under the Line are currently evidenced by a $2,500,000.00 promissory note, dated March 28, 2002 ("Existing Revolving Note").

B. As of June 28, 2002 there is owed on the Existing Revolving Note the principal amount of $2,500,000.00 and accrued, unpaid interest in the amount of $16,263.62.

C. Wells Fargo Bank, National Association now holds the Existing Revolving Note and the other Documents and is successor-in-interest to Wells Fargo Bank Iowa, National Association with respect to the Existing Revolving Note and the other Documents.

D. The Borrower has requested that the Bank increase the Line to Three Million Dollars ($3,000,000.00).

E. The Bank and the Borrower wish to amend the Credit Agreement pursuant to the terms of this First Addendum.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein it is agreed:

1. All terms not otherwise defined in this First Addendum shall have the meaning given to such term in the Credit Agreement. The recital paragraphs are hereby incorporated as though fully set forth in this First Addendum.

2. Notwithstanding the execution of the Credit Agreement or any addendum thereto, or the delivery of all documents in furtherance thereof, the obligation of the Bank to make any advance on the Line and this First Addendum becoming effective shall be subject to the timely satisfaction of the following conditions precedent:

     a) No event of default or event which will mature into an event of default, shall have occurred and be continuing.

     b) The representations and warranties of the Borrower contained in the Documents shall be true and correct as of the date of any advance on the Line.

     c) The Borrower shall have delivered to the Bank copies, duly certified as of the date of this First Addendum by the Borrower's secretary of
          (i) the resolutions of Borrower's board of directors authorizing the execution and delivery of this First Addendum and the Documents required by this First Addendum, (ii) all documents evidencing other necessary Borrower action, and (iii) all approvals or consents required, if any, with respect to the Documents.

     d) The Borrower shall have delivered to the Bank a certificate of its secretary certifying the name(s) of the person(s) authorized to sign this First Addendum and the Documents, and all other documents and certificates of the Borrower to be delivered hereunder, together with the true signatures of such person(s).

     e) The Borrower shall have delivered the Documents and the agreements listed below, each of which shall be in a form and content satisfactory to the Bank, executed by the parties specified therein, and all other documents, certificates, opinions and statements requested by the Bank:

          i)   This First Addendum.

          ii) The revolving note attached hereto as Exhibit "A" ("Revolving Note") which shall evidence the Borrower's obligation to repay advances made under the Line (as defined below). Upon this First Addendum becoming effective, the Revolving Note will replace, but not be deemed to satisfy, the Existing Revolving Note.

     f) The Bank shall have received amendments to each Standby L/C described below, in substantially the form of the attached Exhibit "B", which changes the name of the beneficiary to "Wells Fargo Bank, National Association, successor-in-interest to Wells Fargo Bank Iowa, National Association":

          i) Issued by West Des Moines State Bank on account of John Pappajohn in the amount of $750,000;

          ii) Issued by Manufacturers and Traders Trust Company on account of Derace L. Schaffer in the amount of $1,250,000;

     g) The Borrower shall have reimbursed the Bank for all expenses incurred by it in connection with this First Addendum, including but not limited to, attorney's fees.

     h) The Bank shall have received from John Pappajohn (i) the unconditional guaranty attached hereto as Exhibit "C" and (ii) the Consent to Second Amended and Restated Credit Agreement, Ratification of Guaranty and Waiver of Claims attached hereto as Exhibit "D".

     i) The Bank shall have received a letter, in the form attached as Exhibit "E", from all of the Facility Guarantors (as that term is defined in such letter).

3. Section 1.1 (Line Credit Amount) of the Credit Agreement is hereby deleted and the following new Section 1.1 is substituted in lieu thereof:

     1.1 Line Credit Amount. During the Line Availability Period defined below, the Bank agrees to provide a revolving line of credit (the "Line") to the Borrower. Outstanding amounts under the Line will not, at any one time, exceed THREE MILLION DOLLARS AND 00/100 DOLLARS ($3,000,000.00).

4.   Section 3.2 of the Credit Agreement is hereby deleted and the following new
     Section 3.2 is substituted in lieu thereof:

     3.2 Interest Rate Option Based on LIBOR. In addition to interest rates based on the Prime Rate Option defined in the Revolving Note, as amended, the Borrower may elect to fix a rate of interest for an agreed upon period of time and principal amount agreeable to the Bank and Borrower based upon the margin stated in the Revolving Note and at an interest rate derived from the current LIBOR rate available to the Bank on national or international money markets for a similar time period and dollar amount.

          In order to elect the LIBOR Rate Option, as defined in the Revolving Note, the Borrower must request a quote from the Bank two days prior to funding. This request must designate an amount (the "LIBOR Rate Portion") and a period (the "LIBOR Interest Period"). The LIBOR Rate Portion must be at least $100,000 and the LIBOR Interest Period will be for 30, 60 or 90 days or such other period to which the parties may agree. The Bank shall not be obligated to provide a LIBOR rate quote if it determines that no deposits with an amount and maturity equal to those for which a quotation has been requested are available to it in the London interbank market. The Borrower must orally accept a quote when received or it will be deemed rejected. If accepted, the LIBOR Rate Option will remain in effect for the LIBOR Interest Period specified in the quote. At the end of each LIBOR Interest Period the principal amount subject to the LIBOR Rate Option shall bear interest at the Prime Rate Option (as defined in the Revolving Note).

5. All references to the "Bank" in the Credit Agreement shall mean Wells Fargo Bank, National Association.

6. The Borrower does hereby release and forever discharge the Wells Fargo Bank, National Association, Wells Fargo Bank Iowa, National Association, Wells Fargo & Company, and their respective affiliates and their officers, directors, attorneys, agents, employees, successors and assigns from all causes of action, suits, claims and demands of every kind and character, liquidated or unliquidated, fixed, contingent, direct or indirect without limit, including any action in law or equity, which the Borrower now has or may ever have had against them, if the circumstances giving rise to such causes of action, suits, claims and demands arose prior to the date of this First Addendum.

7. Except as modified by this First Addendum, all the terms and conditions of the Credit Agreement, as amended, shall remain in full force and effect.

8. The Credit Agreement, as amended, embodies the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter thereof and supercedes all prior agreements and understandings among such parties with respect to the subject matters thereof.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS (EXCEPT CONSUMER LOANS OR OTHER EXEMPT TRANSACTIONS) NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

IN WITNESS WHEREOF, the parties have executed this First Addendum as of the day and year first above written.

PATIENT INFOSYSTEMS, INC.


By  /s/ Kent A. Tapper
    --------------------------
Its:Vice President
    --------------------------


WELLS FARGO BANK, NATIONAL ASSOCIATION

By  /s/ Randall R. Stromley
    ------------------------------------
     Randall R. Stromley, Vice President

Wells Fargo Bank,
National Association                                              Revolving Note
================================================================================

$3,000,000.00                                                      June 28, 2002

FOR VALUE RECEIVED, Patient Infosystems, Inc. (the "Borrower") promises to pay to the order of Wells Fargo Bank, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of THREE MILLION and 00/100 Dollars ($3,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing on the unpaid balance at the annual interest rate defined below. Absent manifest error the Bank's records will be conclusive evidence of the principal and accrued interest owing hereunder.

This Revolving Note is issued pursuant to a Second Amended and Restated Credit Agreement, with an Effective Date of March 28, 2002, between the Bank and the Borrower, as amended (the "Agreement"). The Agreement, and any amendments or substitutions thereto, contain additional terms and conditions including default and acceleration provisions. The terms of the Agreement are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement.

INTEREST RATE

Prime Rate Option. Unless the Borrower chooses the LIBOR Rate Option as defined below, the principal balance outstanding under this Revolving Note will bear interest (computed on the basis of a 360-day year, actual days elapsed) at an annual rate equal to the Prime Rate in effect from time to time (the "Prime Rate Option"). The "Prime Rate" is a base rate that the Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within the Bank.

LIBOR Rate Option. Subject to the terms and conditions of the Agreement the Borrower may elect that all or portions of the principal balance of this Revolving Note bear interest at the LIBOR Rate plus 1.75% (the "LIBOR Rate Option"). Specific reference is made to the Section 3 of the Agreement for terms governing the designation of interest periods and rate portions.

The LIBOR Rate will be computed in accordance with the following formula.

         LIBOR Rate =    London Interbank Rate
                       -------------------------
                       1.00 - Reserve Percentage

         Where,

          (1) "London Interbank Rate" means the average rate at which U.S. Dollar deposits with a term equal to the applicable LIBOR Interest Period and in an amount equal to the LIBOR Rate Portion are offered to the Bank on the London Interbank Market.

          (2) "Reserve Percentage" means the Federal Reserve System requirement (expressed as a percentage) applicable to the dollar deposits used in calculating the LIBOR Rate above.

REPAYMENT TERMS

Interest. Interest will be payable on the last day of each month, beginning March 31, 2002. Interest accruing under the LIBOR Rate Option will be payable at the end of the respective LIBOR Interest Period or the last day of each month, whichever is earlier.

Principal.

     Principal, and any unpaid interest, will be payable in a single payment due on March 31, 2003.

Prepayment Fee.

     Each prepayment of principal amounts bearing interest under the LIBOR Rate Option, whether voluntary or by reason of acceleration, will be accompanied by accrued interest on the amount prepaid plus a prepayment fee equal to the amount, if any, by which:

          (1) the additional interest that would have been payable on the amount prepaid if it had not been paid until the last day of the applicable interest period, exceeds

          (2) the interest that would have been recoverable by the Bank by reinvesting the amount prepaid from the prepayment date to the last day of the applicable interest period in U.S. Government Securities having a maturity date on or about that date.

ADDITIONAL TERMS AND CONDITIONS. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank in the event this Revolving Note is not duly paid. Demand, presentment, protest and notice of nonpayment and dishonor of this Revolving Note are expressly waived. This Revolving Note will be governed by the substantive laws of the State of Iowa.

Patient Infosystems, Inc.


By:  /s/ Kent A. Tapper
     ---------------------------------------------

Its: Vice President
     ---------------------------------------------